Exhibit 99.2
Exterran Partners Announces Changes to Board of Directors
HOUSTON, June 1, 2009 – The managing general partner of Exterran Partners, L.P. (NASDAQ: EXLP) today announced changes to its board of directors. Edmund P. Segner III has been appointed as an independent board member and will serve on the board’s audit, compensation and conflicts committees, and Mark A. McCollum has resigned as an independent board member, both effective May 28, 2009.
Mr. Segner is Professor in the Practice of Civil Engineering Management at Rice University. Mr. Segner retired from EOG Resources, Inc. (NYSE: EOG) in 2008 and among the positions he served was President and Chief of Staff and Director from 1999 to 2007. He served on the board of directors of Universal Compression Holdings, Inc, one of the predecessor companies of Exterran Holdings, Inc. (NYSE: EXH), from 2000 to 2002.
Mr. McCollum has been appointed to the board of directors of Exterran Holdings, Inc., effective May 28, 2009.
“We appreciate the significant contributions from Mark, who joined our board upon the commencement of Exterran Partners’ operations in 2006,” said Stephen A. Snider, Chairman and Chief Executive Officer of Exterran Partners’ managing general partner. “We are pleased to welcome Ed to our board as an independent director. His vast experience in the oil and natural gas exploration and production industry and understanding of the needs of our customers will be a strong addition to our board.”
About Exterran Partners
Exterran Partners provides natural gas contract operations services to customers throughout the United States. Exterran Holdings, Inc. indirectly owns a majority interest in Exterran Partners. For more information, visit www.exterran.com.
Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Partners, L.P.